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                                                                      Exhibit 12
                         BATTLE MOUNTAIN GOLD COMPANY
  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
                     FIXED CHARGES AND PREFERRED DIVIDENDS
                         (in thousands, except ratios)
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                                            Six Months ended
                                               June 30,
                                          ---------------------
                                             1995        1994
                                          ----------  ---------
EARNINGS COMPUTATION USING
CONSOLIDATED INCOME STATEMENT DATA

Income before income taxes and minority     $12,754    $10,805
 interest
Minority interest in income of               (3,026)    (2,620)
 majority-owned subsidiaries                -------    -------
Income before income taxes                    9,728      8,185
                                            -------    -------

Add fixed charges included in income:
  Interest expense                            3,245      4,738
  Amortization of deferred financing             97         97
   costs
  Interest portion of rental expenses           430      1,234
   (33%)                                    -------    -------
   Sub-total fixed charges included in        3,772      6,069
    income                                  -------    -------
Income                                      $13,500    $14,254
                                            =======    =======


Fixed Charges
  Included in income                        $ 3,772    $ 6,069
  Capitalized interest                        3,686      2,975
                                            -------    -------
   Total fixed charges                        7,458      9,044
                                            -------    -------
  Preferred dividends                         4,142      5,158
                                            -------    -------
   Combined fixed charges and preferred     $11,600    $14,202
    dividends                               =======    =======

Ratio of earnings to fixed charges             1.81       1.58

Amount by which fixed charges exceed              -          -
 earnings

Ratio of earnings to combined fixed
 charges and preferred dividends               1.16       1.00


Amount by which combined fixed charges
 and preferred dividends exceed earnings          -          -

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